Exhibit 10.1

[Date] Equity Grant Agreement
GE Vernova Inc. 2024 Long-Term Incentive Plan (“Plan”)

GE Vernova Inc. 2024 Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Non-Employee Director Name>> (“Grantee”)

Grant Date	RSUs Granted
<<Date>>	<<Number>>

1. Grant. The Compensation and Human Capital Committee (“Committee”) of the Board of Directors of GE Vernova Inc. (“Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this RSU award, the award may be cancelled, if determined in the sole discretion of the Company, if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2. Vesting. In order to vest in an RSU, the Grantee must not incur a Termination of Service from the Grant Date through the applicable Vesting Date listed on Appendix A or as otherwise provided in the Plan or as set forth below. All unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Service for any reason before the applicable Vesting Date, except as specifically provided in the Plan or as set forth below:

i.Death or Disability. If the Grantee’s Termination of Service is as a result of the Grantee’s death or Disability prior to the applicable Vesting Date listed on Appendix A, then any unvested RSUs shall vest as of such Termination of Service and the Minimum Vesting Condition shall not apply.

3. Dividend Equivalents. The Company will establish an amount for each RSU equal to the per share quarterly dividend payments made to the Company’s shareholders during the period beginning on the Grant Date and ending on the date on which the shares underlying the RSUs are delivered to the Grantee pursuant to Section 4 of this Grant Agreement (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, following vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to an RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4. Delivery and Tax Withholding. Within two weeks of the date any RSUs vest, the Company shall deliver to the Grantee (i) a number of shares of Common Stock equal to the number of vested RSUs and (ii) the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5. Data Security and Privacy.

i. Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with the Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.onehr.ge.com or any successor website maintained by the Company or a third party designated by the Company.

ii. Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”). In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal or the portal of a successor Third Party Administrator.

6. Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7. Alteration/Termination. Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement or any confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, applicable to the Grantee, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Service and would give rise to a Termination of Service for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Service), any outstanding RSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the RSUs provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time.

The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. Also, the RSUs shall be null and void to the extent the grant of the RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

8. Plan Terms and Definitions. Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

As used in the Plan and this Grant Agreement, the following terms shall have the meanings set forth below:

a.“Cause” means, as determined in the sole discretion of the Committee, the Grantee’s: (i) breach of any confidentiality, non-solicitation or non-competition agreement with the Company or any Affiliate, applicable to the Grantee, or breach of a material term of any other agreement between the Grantee and the Company or any Affiliate; (ii) engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company or any Affiliate; (iii) commission of an act of dishonesty, fraud, embezzlement or theft; (iv) conviction of, or plea of guilty or no contest to a felony or crime involving moral turpitude; or (v) failure to comply with the Company’s or any Affiliate’s policies and procedures, including but not limited to the Company’s code of conduct. The Grantee’s service will be deemed to have been terminated for Cause if the Committee determines subsequent to such termination that Cause existed at the time of such termination.

b.“Change in Control” means the occurrence of any one of the following events:
(i)a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby a Person directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either (A) the then-outstanding shares of Common Stock (the “Outstanding Shares”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);
(ii)the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the Company’s assets (a “Business Combination”), unless following such Business Combination all or substantially all of the beneficial owners of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination beneficially own (directly or indirectly) more than 50% of the then-outstanding shares of common stock or combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from the business combination (including an entity that as a result of the Business Combination owns (directly or indirectly) the Company or all or substantially all of the Company’s assets in substantially the same proportions as their ownership immediately prior to the Business Combination.

For the avoidance of doubt, a public offering, internal restructuring or transfer of Common Stock or assets to any Affiliate will not be treated as a Change in Control.

c.“Termination of Service” means, except as otherwise determined by the Committee, ceasing to serve as a non-employee director of the Company or an Affiliate; provided, however, that with respect to all or any RSUs held by a Grantee, the Committee may determine that (i) a leave of absence (including as a result of a Grantee’s short-term or long-term disability or other medical leave) or provision of service on a less than full-time basis is considered a “Termination of Service” or (ii) service as an employee of the Company or an Affiliate shall constitute continued service with respect to a Grantee’s RSUs while he or she served as a member of the Board or other service provider to the Company or an Affiliate. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or Affiliate that employs or engages a Grantee, shall be deemed to result in a Termination of Service with the Company or an Affiliate for purposes of any affected Grantee’s RSUs, and the Committee’s decision shall be final and binding. With respect to any RSUs that are subject to Section 409A of the Code, a Termination of Service shall not be deemed to occur until such Grantee’s Separation from Service.

9. Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

10. Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

11. Shareholder Rights. The Grantee shall not have any voting or other shareholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

12. Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

13. No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except by will or by laws of descent and distribution or to the extent expressly permitted by the Plan.

14. Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

15. Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

16. Entire Agreement. This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee. By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

17. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18. Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix B for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix B as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix B constitutes part of this Grant Agreement.